Exhibit (a)(5)(6)

INFORMATION STATEMENT RELATING TO MERGER

In Connection with the Merger of
BEN MERGER SUB, INC.
with and into
BANKRATE, INC.

This Information Statement is being furnished to all of the holders of outstanding shares of the common stock, par value $0.01 per share (the “Common Stock”), of Bankrate, Inc., a Florida corporation (the “Company”), that are not owned by BEN Merger Sub, Inc., a Florida corporation (“Ben”) as of August 25, 2009 (the “Record Date”) (such shares of Common Stock, the ”Minority Shares”).

This Information Statement is being delivered pursuant to Section 607.1104(2) of the Florida Business Corporation Act (the “FBCA”) to notify holders of the Minority Shares as of the Record Date of the merger (the “Merger”) of Ben with and into the Company, pursuant to the Agreement and Plan of Merger (the “Plan of Merger”), dated July 22, 2009, and formally approved with regard to the “short-form” merger under Section 607.1104 of the FBCA by Ben on August 25, 2009 (the date as of which Ben owned more than 80% of the Company’s shares of Common Stock).

As required by Section 607.1104(2) of the FBCA, a copy of the Plan of Merger is enclosed with this Information Statement as Annex A for your review.

On August 25, 2009, following the completion of the tender offer contemplated by the Plan of Merger and the exercise of the Top-Up Option (as defined in the Plan of Merger), Ben owned more than 80% of the issued and outstanding shares of the Company’s Common Stock. As a result of obtaining ownership of more than 80% of the issued and outstanding shares of the Company’s Common Stock, Ben is entitled to effect the Merger without a meeting or vote of the Company’s shareholders or approval of the board of directors of the Company. Accordingly, your consent to the Merger is not required and is not being solicited in connection with the Merger.

In accordance with Section 607.1104 of the FBCA, Ben’s board of directors has adopted and approved the Plan of Merger, pursuant to which on the effective date of the Merger, without any action on the part of any holder of capital stock of the Company, each Minority Share will be converted into the right to receive a payment of $28.50 per share in cash (the “Merger Consideration”). Ben and the Company expect that the Merger will be effective on the date that the Articles of Merger are delivered to the Florida Secretary of State, which is expected to occur approximately 30 days from the date this Information Statement (accompanied by Annex A) is mailed to each shareholder.

When the Merger is consummated, holders of the Minority Shares will be asked to transmit their certificates evidencing the shares of the Company’s Common Stock that they own to Computershare Trust Company, N.A., which will act as the paying agent in connection with the Merger and will deliver the Merger Consideration to the holders of the Minority Shares. Please do not attempt to transmit your certificates representing shares of the Company’s Common Stock to us or our paying agent until you receive instructions from the transfer agent following the consummation of the Merger. Instructions for transmitting certificates evidencing the shares of Company’s Common Stock in exchange for the Merger Consideration will be mailed to each holder of Minority Shares within 10 days after the effective date of the Merger.

In accordance with Section 607.1302 of the FBCA, holders of the Minority Shares are entitled to appraisal rights in connection with the Merger. Pursuant to Section 607.1320(2) of the FBCA, the procedures to exercise appraisal rights will be mailed to holders of Minority Shares within 10 days after the effective date of the Merger.

The Company has filed certain information about the Merger with the United States Securities and Exchange Commission (“SEC”). To access the Company’s filings with the SEC, please go to the SEC’s Website at: http://www.sec.gov/edgar/searchedgar/companysearch.html. Additional information can also be found at the Company’s Website at: http://investor.bankrate.com/index.cfm.

Annex A

AGREEMENT AND PLAN OF MERGER

(see enclosed)

A-1